EXHIBIT 8

Farmland Industries, Inc.
12200 N. Ambassador Dr.
Kansas City, MO 64163-1244

Gentlemen:

I am acting as the General Counsel for Farmland Industries, Inc., a Kansas corporation (the “Company”), in connection with the Registration Statement on Form S-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuance by the Company from time to time of Demand Loan Certificates and Subordinated Debenture Bonds of the Company, which with respect to Demand Loan Certificates may be issued pursuant to an Indenture entered into between the Company and UMB Bank, National Association, and with respect to Subordinated Debenture Bonds may be issued under an Indenture entered into between the Company and Commerce Bank, National Association, as trustee. In connection therewith, I have participated in the preparation of, and have reviewed, the prospectus (the “Prospectus”) included in the Registration Statement.

Based upon the foregoing, and subject to the limitations set forth herein, I hereby confirm the opinions attributed to me under the caption “Tax Consequences” Registration Statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement (including any Amendment thereto) and to the references to me under the captions “Tax Consequences” in the Prospectus and “Tax Consequences” in any Prospectus Supplement forming a part of the Registration Statement. In giving these consents, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/Robert B. Terry

January 16, 2002